UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 31, 2015

PhotoMedex, Inc.
(Exact Name of Registrant Specified in Charter)

Nevada	0-11635	59-2058100
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

100 Lakeside Drive, Suite 100, Horsham, Pennsylvania	19044
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   215-619-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective January 31, 2015, PhotoMedex, Inc. (the "Company") and its subsidiary LCA-Vision Inc. ("LCA") entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with Vision Acquisition, LLC ("Vision"), under which Vision acquired LCA and its subsidiaries from the Company for a total purchase price of $40 million in cash (the "Purchase Price").  After giving effect to working capital and indebtedness adjustments and the payment of professional fees, the Company realized net proceeds of approximately $35.3 million from this sale, of which $2 million was placed in escrow. The Company had originally purchased LCA in a stock-for- cash transaction which closed on May 12, 2014.  Pursuant to the Termination of Joinder, dated as of January 31, 2015, LCA has been released from all of its obligations, including its guarantee and collateral obligations, in connection with the Company's Credit Agreement, dated as of May 12, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and between the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, First Niagara Bank, N.A. and PNC Bank, National Association, each as Co-Syndication Agents, J.P. Morgan Securities LLC, as Lead Arranger and Bookrunner, and the other Lenders party thereto.  The Company has used the proceeds from this transaction to pay down portions of its outstanding revolving line of credit and term loan under the Credit Agreement.

The Purchase Price was subject to working capital and indebtedness adjustments at closing, in the amount of approximately $2.1 million.  The closing working capital adjustment was based upon the difference between the target net working capital and an estimated computation of LCA's net working capital as of December 31, 2014.  There will also be post-closing working capital and indebtedness adjustments.  Pursuant to the post-closing working capital adjustment, the purchase price paid to the Company at closing will be adjusted up or down by an amount equal to the difference between LCA's net working capital as of December 31, 2014 and LCA's net working capital as of January 31, 2015, subject to a $250,000 collar (if applicable).

The Stock Purchase Agreement contains customary representations, warranties and covenants by each of the Company, LCA and Vision, as well customary indemnification provisions among the parties.

The parties entered into several ancillary agreements as part of this transaction.

Under a Contingency Escrow Agreement among the parties, $2 million of the Purchase Price (the "Escrow Amount") has been placed into an escrow account held by Fifth Third Bank, Cincinnati, Ohio, as Escrow Agent.  Under the terms of the Stock Purchase Agreement, LCA and the Company must obtain consents to the transaction from certain of LCA's vendors; a designated portion of the Escrow Amount will be released to the Company upon the receipt of each consent.  If a consent is not obtained, a designated portion of the Escrow Amount may be released to Vision.

The parties have also entered into an XTRAC Exclusivity Agreement, under which LCA has granted to the Company sole and exclusive rights to provide certain excimer light source products, systems and equipment to LCA's Lasik Plus centers for the next seven years.  The terms of each placement, if any, will be determined on a center-by-center basis.

Finally, the Company and LCA have entered into a Transition Services Agreement, under which LCA will continue to provide certain accounting, human resources and call center services to the Company for an initial period of 60 days. During that period, the Company will arrange to transition those services back to the Company's own personnel and offices.

The foregoing description of the Stock Purchase Agreement, its ancillary agreements and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, reference to the copies of the Stock Purchase Agreement, the Contingency Escrow Agreement, the XTRAC Exclusivity Agreement and the Transition Services Agreement, which are incorporated by reference as an exhibit to this Form 8-K.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On February 2, 2015, the Company completed the sale of LCA contemplated by the Agreement.

The information set forth in Item 1.01 to this Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

99.1	Pro forma financial information.

The required pro forma financial information of the Company, without incorporation of the balance sheet or income statement of LCA-Vision, Inc., are attached to this Current Report on Form 8-K.

Exhibits
2.1	Stock Purchase Agreement, dated January 31, 2015
10.1	Contingency Escrow Agreement, dated January 31, 2015
10.2	XTRAC Exclusivity Agreement, dated January 31, 2015
10.3	Transition Services Agreement, dated January 31, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOMEDEX, INC.

Date: February 5, 2015	By: /s/ Dolev Rafaeli
Dolev Rafaeli Chief Executive Officer